Exhibit 107

Calculation of Filing Fee Tables

Schedule TO-T

(Rule 14d-100)

EPIZYME, INC.

(Name of Subject Company (Issuer))

HIBERNIA MERGER SUB, INC.

(Offeror)

a wholly owned subsidiary of

ISPEN BIOPHARMACEUTICALS, INC.

(Offeror)

A wholly owned subsidiary of

IPSEN PHARMA SAS

(Offeror)

a wholly owned subsidiary of

IPSEN S.A.

(Offeror)

(Names of Filing Persons (identifying status as offeror, issuer or other person))

Table 1-Transaction Valuation

	Transaction Valuation*	Fee rate	Amount of Filing Fee**

Fees to Be Paid	$254,280,788.03	0.0000927	$23,571.83

Fees Previously Paid	$0		$0

Total Transaction Valuation	$254,280,788.03

Total Fees Due for Filing			$23,571.83

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$23,571.83

*

Estimated solely for purposes of calculating the amount of the filing fee only. The transaction valuation was calculated as the sum of (i) 168,364,752 shares of common stock, par value $0.0001 per share (the “Shares”), issued and outstanding of Epizyme, Inc. a Delaware corporation (“Epizyme”), multiplied by $1.49, the average of the high and low sales prices per Share on July 6, 2022, as reported by the Nasdaq Global Market (which, for the purposes of calculating the filing fee only, shall be deemed to be the Reference Price) (ii) 1,424,129 Shares issuable pursuant to outstanding stock options with an exercise price equal to or less than $1.23, multiplied by $0.29, which is $1.23 minus the weighted average exercise price for such stock options of $0.94 per Share, (iii) 4,101,500 Shares estimated to be issuable pursuant to outstanding stock options with an exercise price that is more than the $1.23 and less than $1.49, multiplied by $0.16, which is the weighted average exercise price for such stock options of $1.39 per Share minus $1.23, (iv) 1,493,165 Shares subject to issuance upon settlement of outstanding restricted stock units, multiplied by $1.49, and (v) 82,721 Shares subject to outstanding purchase rights in connection with Epizyme’s 2013 Employee Stock Purchase Plan, multiplied by $1.49. The foregoing share figurefs have been provided by Epizyme and are as of July 6, 2022, the most recent practicable date.

**

The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2022 beginning on October 1, 2021, issued August 22, 2021, by multiplying the transaction value by 0.0000927.